Exhibit 4.3

                                Promissory Note

$10,000.00                                                      October 29, 2003

Whereas, Atomic Paintball Inc., a Texas corporation (the "Company"), from time to time needs cash for ongoing business expenses,

Whereas, Alton Smith desires to loan the Company $10,000.00 to fund those expenses, and the Company desires to borrow $10,000.00 from Alton Smith,

Whereas, the Company and Alton Smith agree that these transactions should be memorialized by this Promissory Note,

Therefore, for value received, the undersigned Atomic Paintball, Inc., the "Promisor" as principal, hereby agrees to pay to Alton Smith the "Payee", at 219 Josey Lane, Red Oak, Texas 75154 (or at such place as the Payee may designate in writing) the sum of $10,000.00 plus interest accrued on this Promissory Note.

The unpaid principal and accrued interest at 8.0%, shall be payable in full within 10 days after demand by the Payee (the due date). All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

The Payee, in the case of default, may proceed directly against Promisor.

If any one or more provisions of this agreement are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this agreement shall be paid in the legal currency of the United States. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of the agreement.

No renewal or extension of this agreement, delays in enforcing any right of the Payee under this agreement or assignment by the Payee under this document shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option. This assignment shall be construed in accordance with the laws of the State of Texas.


Signed this 29th day of October, 2003.

Atomic Paintball, Inc.

By: /s/ Barbara J. Smith
        Barbara J. Smith
        President